Exhibit 4.2

CLIFFORD CHANCE LLP

Execution Version

DATED 20 June 2011

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

GOLD FIELDS OPERATIONS LIMITED

GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

ARRANGED BY

THE FINANCIAL INSTITUTIONS

LISTED HEREIN AS ARRANGERS

WITH

BARCLAYS BANK PLC

ACTING AS AGENT

CREDIT FACILITY AGREEMENT

THIS AGREEMENT is dated 20 June 2011 and made

BETWEEN:

(1)	GOLD FIELDS LIMITED (the “Parent”);

(2)	GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED, GOLD FIELDS OPERATIONS LIMITED and GOLD FIELDS OROGEN HOLDING (BVI) LIMITED (the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Parent listed in Part I of Schedule 1 (The Original Parties) as guarantors (together with the Parent, the “Original Guarantors”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as mandated lead arranger(s) (together the “Arrangers” and individually an “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part III of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)	BARCLAYS BANK PLC as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Accession Letter” means a document substantially in the form set out in Part I of Schedule 7 (Form of Accession Letter).

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Additional Lender” means any bank or financial institution which becomes an additional lender under Clause 2.3 (Additional Lenders).

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agreement” means this credit facility agreement.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 6 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Associate” has the meaning given to such term in Clause 20.1 (Financial definitions) of this Agreement.

“Auditors” means, at any time, the auditors of the Parent at that time, being as at the date of this Agreement KPMG and any replacement for those auditors appointed by the Parent.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is one month prior to the Termination Date.

“Available Commitment” means a Lender’s Commitment minus (subject as set out below):

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

For the purposes of calculating a Lender’s Available Commitment in relation to any proposed Utilisation, that Lender’s participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date shall not be deducted from a Lender’s Commitment.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment in respect of the Facility.

“Basel III” has the meaning set out in Clause 13.1(b) (Increased costs).

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and Johannesburg.

“Cerro Corona Project” means the development of the gold and copper deposits in Peru by the Cerro Corona Subsidiary.

“Cerro Corona Subsidiary” means Gold Fields La Cima S.A.

“Commitment” means:

(a)	in relation to an Original Lender, the amount in dollars set out opposite its name under the heading “Commitment” in Part III of Schedule 1 (The Original Parties) and the amount of (i) any increase in its Commitment under Clause 2.3 (Additional Lenders and Increasing Lenders) and (ii) any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount in dollars of any Commitment either:

(i)	transferred to it under this Agreement; and/or

(ii)	specified in the Lender Agreement executed by such Lender,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 35 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by the Parent; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 11 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Parent and the Agent.

“Consolidated EBITDA” has the meaning set out in Clause 20.1 (Financial Definitions).

“Consolidated Tangible Net Worth” means, at any time, the “Shareholders’ Equity”, as reported in the “Group Statement of Changes in Shareholders’ Equity” in the last set of annual consolidated financial statements of the Parent delivered to the Agent pursuant to this Agreement.

“Constitutional Documents” means, in respect of any person at any time, the then current and up-to-date constitutional documents of such person at such time (including, without limitation, such person’s memorandum and articles of association, certificate of incorporation, articles of incorporation or commercial registration certificate).

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(a)	its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event, and

payment	is made within five (5) Business Days of its due date; or

(b)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Website” has the meaning given to it in paragraph (a) of Clause 19.7 (Use of websites).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or system-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Encumbrance” means:

(a)	any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, a security interest, preferential right or trust arrangement or other encumbrance of the like securing any obligation of any person; or

(b)	any arrangement under which money or claims to, or for the benefit of, a bank or other account may be applied, set off or made subject to a combination of accounts so as to effect discharge of any sum owed or payable to any person; or

(c)	any other type of preferential agreement or arrangement (including any title transfer and retention arrangement), the effect of which is the creation of a security interest.

“Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any law applicable to the business conducted by a Material Group Company at the relevant time in any jurisdiction in which that Material Group Company conducts business which relates to the pollution, degradation or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any Material Group Company conducted on or from the properties owned or used by that Material Group Company.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Existing Facility” means the revolving loan facility made available under the up to US$550,000,000 facility agreement dated 12 May 2010 for GFI Mining South Africa (Proprietary) Limited, Gold Fields Operations Limited and Gold Fields Orogen Holding (BVI) Limited with Barclays Bank PLC acting as Agent.

“Existing Lender” has the meaning given to it in Clause 23.1 (Assignments and transfers by the Lenders).

“Facility” means the revolving loan facility made available under this Agreement as described in Clause 2.1 (The Facility).

“Facility Office” means the office(s) notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office(s) through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Original Borrowers or the Parent (or the Agent and the Parent) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Parent.

“Finance Party” means the Agent, the Arrangers or a Lender.

“Financial Indebtedness” means (without double counting) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	the amount of liability in respect of any purchase price for assets or services the payment of which is deferred where the deferral of such price is either:

(i)	used primarily as a method of raising credit; or

(ii)	not made in the ordinary course of business;

(g)	any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(h)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(k)	any amount raised by the issue of redeemable shares to the extent such shares are redeemable prior to the Termination Date; and

(l)	the amount of any liability in respect of any guarantee or indemnity for any of its items referred to in paragraphs (a) to (k) above.

“Financial Year” means, at any time, the financial year of the Group ending on 31 December in each calendar year.

“GAAP” means the generally accepted accounting principles set out in IFRS.

“Ghanaian Companies” means Gold Fields Ghana Limited and Abosso Goldfields Limited.

“Group” means the Parent, the Guarantors and each of their Subsidiaries from time to time.

“Group Company” means a member of the Group.

“Guarantor” means an Original Guarantor or an Additional Guarantor unless, in the case of an Additional Guarantor, it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increased Costs” has the meaning given to it in paragraph (b) of Clause 13.1 (Increased costs).

“Increasing Lender” means any bank or financial institution which increases its Commitment after the date of this Agreement under Clause 2.3 (Additional Lenders and Increasing Lenders).

“Indebtedness for Borrowed Money” means Financial Indebtedness save for any indebtedness for or in respect of paragraphs (i) and (j) of the definition of “Financial Indebtedness”.

“Information” has the meaning given to such term in paragraph (a) of Clause 18.10 (No misleading information).

“Information Package” means the documents provided by the Group and posted on Debtdomain by Barclays Capital between 28 March 2011 and 31 March 2011 (inclusive) for the purposes of and in connection with syndication of the Facility.

“Insolvency Event” means, in relation to a Finance Party, that:

(a)	any receiver, administrative receiver, administrator, liquidator, compulsory manager or other similar officer is appointed in respect of that Finance Party or all or substantially all of its assets;

(b)	that Finance Party is subject to any event which has an analogous effect to any of the events specified in paragraph (a) above under the applicable laws of any jurisdiction; or

(c)	that Finance Party suspends making payments on all or substantially all of its debts or publicly announces an intention to do so.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)	any Original Lender;

(b)	any Additional Lender; and

(c)	any bank or financial institution which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Lender Agreement” means an agreement substantially in the form set out in Part II of Schedule 7 (Form of Lender Agreement).

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by three (3) Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Revolving Loan.

“Majority Lenders” means a Lender or Lenders whose Commitments aggregate more than 66  2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66  2/3 per cent. of the Total Commitments immediately prior to the reduction).

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means 1.20 per cent. per annum.

“Market Disruption Event” has the meaning given to it in paragraph (b) of Clause 10.2 (Market disruption).

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property or financial condition of the Group taken as a whole;

(b)	the ability of an Obligor to perform its financial or other material obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of the Finance Documents or any of them.

“Material Group Company” means:

(a)	the Obligors; and

(b)	any member of the Group from time to time that is not a Non-Material Group Company;

and “Material Group Companies” means, as the context requires, all of them.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

Paragraphs (a), (b) and (c) above will only apply to the last Month of any period.

“New Lender” has the meaning given to it in Clause 23.1 (Assignments and transfers by the Lenders).

“Non-Material Group Company” means, at any time, a member of the Group (other than an Obligor) which had EBITDA (determined on the same basis as Consolidated EBITDA) and gross assets in its most recently ended Financial Year (on a consolidated basis taking into account it and its subsidiaries only) less than ten per cent. (10%) of Consolidated EBITDA (but including, for these purposes only, the net income of any Project Finance Subsidiaries) and gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 19.1 (Financial Statements)). Compliance with the aforementioned condition shall be determined by reference to the latest audited financial statements of such member of the Group (consolidated in the case of a member of the Group which itself has Subsidiaries), provided that:

(a)	if, in the case of any member of the Group which itself has Subsidiaries, no consolidated financial statements are prepared and audited, its consolidated EBITDA and gross assets shall be determined on the basis of pro forma consolidated financial statements of the relevant member of the Group and its Subsidiaries, prepared for this purpose by the Parent;

(b)	if any intra-Group transfer or re-organisation takes place, the audited financial statements of the Group Company and all relevant members of the Group shall be adjusted by the Parent in order to take into account such intra-Group transfer or re-organisation; and

(c)	the audited financial statements of the Group and any relevant member of the Group shall be adjusted in such a manner as the Auditors think fair and appropriate to take account of the acquisition or disposal of any member of the Group or any business of any member of the Group, after the date or at which the audited financial statements of the Group are made up.

Should there be any dispute regarding whether any member of the Group is or is not a Non-Material Group Company such dispute shall be referred, at the request of the Agent, to the Auditors and a report by the Auditors that a member of the Group is or is not a Non-Material Group Company shall, in the absence of manifest error, be conclusive and binding on all Parties. The costs of obtaining the report by the Auditors will be borne by the unsuccessful party to the dispute.

“Obligor” means a Borrower or a Guarantor.

“Original Financial Statements” means the audited consolidated financial statements of the Parent for the Financial Year ended 31 December 2010.

“Paper Form Lenders” has the meaning given to it in paragraph (a) of Clause 19.7 (Use of websites).

“Party” means a party to this Agreement.

“Permitted Disposal” means any sale, lease, transfer or other disposal:

(a)	by an Obligor or any member of the Group of obsolete or redundant assets which are no longer required for the efficient operation of the business of such Obligor or such member of the Group; or

(b)	by an Obligor or any member of the Group in the ordinary course of its day-to-day business if that sale, lease, transfer or other disposal is not otherwise restricted by a term of any Finance Document; or

(c)	by an Obligor to another Obligor (other than to an Additional Obligor); or

(d)	by a member of the Group that is not an Obligor to an Obligor or by an Obligor to an Additional Obligor or to a member of the Group that is not an Obligor if such sale, lease, transfer or other disposal is concluded at arm’s length; or

(e)	by a member of the Group that is not an Obligor to another member of the Group that is not an Obligor; or

(f)	by any member of the Group to any other person where the higher of the market value or consideration receivable when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by any member of the Group (other than a sale, lease, transfer or other disposal referred to in (a), (b), (c), (d), (e) and (g)) does not exceed twenty per cent. (20%) of the Consolidated Tangible Net Worth in any Financial Year subject to a maximum of thirty per cent. (30%) of Consolidated Tangible Net Worth at such time in aggregate during the period from the date of this Agreement to the Termination Date; or

(g)	for which the Agent has given its prior written consent (acting on the instructions of the Majority Lenders).

“Permitted Encumbrance” means:

(a)	any Encumbrance created prior to the date of this Agreement which (i) is disclosed in the Original Financial Statements and (ii) in all circumstances secures only indebtedness outstanding or a facility available at the date of this Agreement if the principal amount or original facility thereby secured is not increased after the date of this Agreement;

(b)	any title transfer or retention arrangement entered into by any member of the Group in the normal course of its trading activities and on terms no worse for that member of the Group than the standard terms of the relevant supplier;

(c)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements (which shall include, for the avoidance of doubt, those pursuant to hedging arrangements in relation to gold, silver, copper and other commodity prices, foreign exchange rates and interest rates where such arrangements are entered into for the purposes of providing protection against fluctuation in such rates or prices in the ordinary course of business), for the purpose of netting debit and credit balances;

(d)	any lien arising by operation of law and in the ordinary course of trading and not by reason of any default (whether in payments or otherwise), of any member of the Group;

(e)	any Encumbrance over or affecting (or transaction described in paragraph (b) of Clause 21.3 (Negative Pledge) (“Quasi-Encumbrance”) affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(i)	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to paragraphs (b), (c), (d), (f), (g), (i) or (j)) removed or discharged within six (6) months of the date of acquisition of such asset;

(f)	any Encumbrance or Quasi-Encumbrance over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Encumbrance or Quasi-Encumbrance is created prior to the date on which that company becomes a member of the Group, if:

(i)	the Encumbrance or Quasi-Encumbrance was not created in contemplation of the acquisition of that company;

(ii)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Encumbrance or Quasi-Encumbrance is (other than an Encumbrance or Quasi-Encumbrance otherwise permitted pursuant to paragraphs (b), (c), (d), (e), (g), (i) or (j)) removed or discharged within six (6) months of that company becoming a member of the Group;

(g)	any Encumbrance or Quasi-Encumbrance granted in respect of Project Finance Borrowings over assets of, or the shares in, a Project Finance Subsidiary;

(h)	any Encumbrance or Quasi-Encumbrance resulting from the rules and regulations of any clearing system or stock exchange over shares and/or other securities held in that clearing system or stock exchange;

(i)	in respect of Encumbrances or Quasi-Encumbrances over or affecting any asset of any Material Group Company, any Encumbrance or Quasi-Encumbrance securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Encumbrance or Quasi-Encumbrance other than any permitted under paragraphs (a) to (h) above and (j) and (k) below)) does not at any time exceed twelve per cent. (12%) of Consolidated Tangible Net Worth (or its equivalent in another currency) (but adjusted to include the net value of new assets acquired since the last date of the latest set of consolidated annual financial statements of the Group);

(j)	any other Encumbrance or Quasi-Encumbrance as agreed by the Agent (acting on the instructions of the Majority Lenders) in writing; or

(k)

any Encumbrance or Quasi-Encumbrance granted in respect of Financial Indebtedness incurred in connection with the Cerro Corona Project over the business or assets of the Cerro Corona Subsidiary or over the Ownership

Interests in the Cerro Corona Subsidiary provided that the amount of Financial Indebtedness secured by all such Encumbrances or Quasi-Encumbrances permitted by this paragraph (k) does not at any time in aggregate exceed two hundred million dollars ($200,000,000) (or its equivalent). In this paragraph (k) “Ownership Interests” means (i) the shares issued by the Cerro Corona Subsidiary; (ii) any shareholder loans made to the Cerro Corona Subsidiary (iii) to the extent required by Peruvian law, the shares in the Holding Company which directly owns the shares issued by the Cerro Corona Subsidiary provided that such Holding Company’s sole assets are shares issued by, and any loans made by it to, the Cerro Corona Subsidiary and its sister company, Minera Gold Fields S.A.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	arising under the Finance Documents;

(b)	arising under any environmental bond which any member of the Group is required to issue by any applicable law;

(c)	arising in connection with the Cerro Corona Project;

(d)	arising under any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price but not for speculative purposes;

(e)	of the Group existing and available on the date of this Agreement (or, of any person that becomes a member of the Group from time to time, provided that, such Financial Indebtedness existed at the time such person became a member of the Group and was not created in anticipation thereof);

(f)	between Group Companies to the extent incurred for the purposes of financing general corporate and working capital requirements; or

(g)	not falling within paragraphs (a), (b), (c), (d), (e) or (f) above provided that the aggregate amount of all Financial Indebtedness (excluding, for the avoidance of doubt, any Financial Indebtedness incurred by a Guarantor or a Project Finance Subsidiary) permitted under this paragraph (g) does not at any time exceed five hundred million dollars ($500,000,000) (or its equivalent).

“Project Finance Borrowings” means:

(a)	any indebtedness to finance (or re-finance) a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of assets which is incurred by a Project Finance Subsidiary in connection with such project and in respect of which the recourse of the person(s) making any such finance (or re-finance) available to that Project Finance Subsidiary for the payment, repayment and prepayment of such indebtedness is limited to (i) the Project Finance Subsidiary and its assets and/or the shares in that Project Finance Subsidiary and/or (ii) during the period prior to successful completion of the relevant completion tests applicable to such project guarantees from any one or more members of the Group; or

(b)	any indebtedness the terms and conditions of which have been approved by the Agent and which the Agent has agreed in writing (acting on the instructions of the Majority Lenders) to treat as a “Project Finance Borrowing” for the purposes of the Finance Documents.

“Project Finance Subsidiary” means a single purpose company or other entity (excluding the Obligors) whose sole business is a project comprised of the ownership, development, construction, refurbishment, commissioning and/or operation of an asset which has incurred Project Finance Borrowings.

“Quotation Day” means, in the case of a determination of LIBOR, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits or amounts in dollars for delivery on the first day of such period or on any other relevant date.

“Recipient” has the meaning given to it in paragraph (b) of Clause 12.5 (Value added tax).

“Recovered Amount” has the meaning given to it in Clause 27.1 (Payments to Finance Parties).

“Recovering Finance Party” has the meaning given to it in Clause 27.1 (Payments to Finance Parties).

“Redistributed Amount” has the meaning given to it in Clause 27.4 (Reversal of redistribution).

“Reference Banks” means the principal London offices of Barclays Bank PLC and the Royal Bank of Scotland plc and/or such other banks as may be appointed by the Agent in consultation with the Parent.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Interbank Market” means the London interbank market.

“Repeating Representations” means each of the representations set out in Clause 18.1 (Status), to Clause 18.22 (No Material Adverse Effect) other than Clause 18.3 (Binding Obligations), Clause 18.6 (Governing law and enforcement), Clause 18.7 (Deduction of Tax), Clause 18.8 (No filing or stamp taxes), paragraphs (a) and (b) of Clause 18.10 (No misleading information) and Clause 18.13 (No proceedings pending or threatened).

“Replacement Lender” has the meaning given to it in paragraph (a) of Clause 34.4 (Replacement of a Defaulting Lender).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 8 (Form of Resignation Letter).

“Retiring Guarantor” has the meaning given to it in Clause 17.8 (Release of Guarantors’ right of contribution).

“Revolving Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Rollover Loans” means one or more Revolving Loans:

(a)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Revolving Loan; and

(c)	made or to be made for the purpose of refinancing a maturing Revolving Loan.

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period, displayed on the appropriate page (being LIBOR 01) of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“Sharing Finance Parties” has the meaning given to it in Clause 27.2 (Redistribution of payments).

“Sharing Payment” has the meaning given to it in Clause 27.1 (Payments to Finance Parties).

“Specified Time” means a time determined in accordance with Schedule 10 (Timetable).

“Subject Party” has the meaning given to it in paragraph (b) of Clause 12.5 (Value added tax).

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Supplier” has the meaning given to it in paragraph (b) of Clause 12.5 (Value added tax).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.1 (Tax gross-up) or a payment under Clause 12.2 (Tax indemnity).

“Termination Date” means the date falling five (5) years from the date of this Agreement.

“Total Commitments” means the aggregate of the Commitments, being one billion dollars ($1,000,000,000) at the date of this Agreement, as may be increased in accordance with Clause 2.3 (Additional Lenders and Increasing Lenders).

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date” means, in relation to an assignment or a transfer:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; or

(b)	in the event that no Transfer Date is specified in the relevant Assignment Agreement or Transfer Certificate, the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

“Website Lenders” has the meaning given to it in paragraph (a) of Clause 19.7 (Use of websites).

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“arm’s length” means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm’s length transaction with a person that is not the ultimate Holding Company of such counterparty or an entity of which such counterparty or its ultimate Holding Company has direct or indirect control, or owns directly or indirectly more than twenty per cent. (20%) of the share capital or similar rights of ownership;

(iii)	“assets” includes present and future properties, revenues and rights of every description;

(iv)	“audited” means, in respect of any financial statement, those financial statements as audited by the Auditors;

(v)	“authorisations” mean any authorisation, consent, registration, filing agreement, notarisation, certificate, licence, approval, resolution, permit and/or authority or any exemption from any of the aforesaid, by, with or from any authority (including, without limitation, any approvals required from the South African Reserve Bank in relation to any Finance Document or any transaction contemplated under any Finance Document);

(vi)	“Barclays Capital” is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC;

(vii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(viii)	“indebtedness” shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(ix)	“law” shall be construed as any law (including statutory, common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, by-law, order, other legislative measure, requirement, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any government, supranational, local government, statutory or regulatory or self-regulatory or similar body or authority or court and the common law, as amended, replaced, re-enacted, restated or reinterpreted from time to time;

(x)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(xi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but complied with generally) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(xii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

1.3	Currency Symbols and Definitions

“US$”, “$” and “dollars” denote lawful currency of the United States of America.

1.4	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar revolving loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Additional Lenders and Increasing Lenders

(a)	Any bank or financial institution (or a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) may, at the Parent’s request and subject to the terms of this Agreement and the receipt by the Agent of (i) a Lender Agreement and (ii) the document listed in Part IV of Schedule 2 (Conditions Precedent required to be delivered in connection with the delivery of a Lender Agreement) in form and substance satisfactory to the Agent, become an Additional Lender or an Increasing Lender. The relevant bank or financial institution will become an Additional Lender or Increasing Lender, as applicable, on the date specified in the Lender Agreement which has been delivered to the Agent prior to the date falling six (6) months after the date of this Agreement, duly completed and executed by that bank or financial institution and countersigned by the Parent on behalf of itself and each other Obligor.

(b)	Upon the relevant bank or financial institution (or trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets) becoming an Additional Lender or Increasing Lender, as applicable, the Total Commitments shall be increased (subject to the Total Commitments being a maximum of $1,100,000,000) by the amount set out in the relevant Lender Agreement as that Additional Lender’s or Increasing Lender’s Commitment.

(c)	Each Additional Lender and Increasing Lender will participate only in Loans with a Utilisation Date following the date on which it became an Additional Lender or Increasing Lender and only then if:

(i)	it has become an Additional Lender or Increasing Lender in time to receive notice of the relevant Loan from the Agent under paragraph (b) of Clause 5.4 (Lenders’ Participation); and

(ii)	immediately before such a Loan is to be made, either:

(A)	no Loans are or will be outstanding; or

(B)	all outstanding Loans at that time are or will be immediately repaid or prepaid in full in accordance with the terms of this Agreement.

(d)	On and from the Utilisation Date on which the Additional Lender or Increasing Lender, as applicable, makes a Loan under paragraph (c) above, such Additional Lender or Increasing Lender shall participate in each new Loan in accordance with Clause 5.4 (Lenders’ Participation).

(e)	Until such time as the requirements of paragraph (c) above have been met, a Lender which has increased its Commitment pursuant to this Clause 2.3 shall participate in each new Loan based on the amount of its Commitment immediately prior to the time at which it increased its Commitment pursuant to this Clause 2.3.

(f)	Each Guarantor confirms that its obligations under Clause 17 (Guarantee and Indemnity) shall continue unaffected by operation of this Clause 2.3 except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Additional Lender’s or Increasing Lender’s Commitment and shall be owed to each Finance Party including the relevant Additional Lender or Increasing Lender, as applicable.

(g)	No increase in the Total Commitments under this Clause 2.3 may occur if a Default is continuing.

3.	PURPOSE

3.1	Purpose

(a)	The Original Borrowers shall apply all amounts borrowed by them under the Facility towards (i) repayment of the Existing Facility and (ii) their general corporate and working capital purposes.

(b)	Each Additional Borrower shall apply all amounts borrowed by it under the Facility towards the purposes specified in the Accession Letter to which it is a party as Additional Borrower.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Rollover Loan, and in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation more than 20 (twenty) Loans would be outstanding.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of ten million dollars ($10,000,000) or, if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

(a)	Each Borrower shall repay each Loan made to it on the last day of its Interest Period.

(b)	Subject to Clause 4.2 (Further conditions precedent), without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Loans are to be made available to a Borrower:

(i)	on the same day that a maturing Loan is due to be repaid by that Borrower; and

(ii)	for the purpose of refinancing the maturing Loan,

the aggregate amount of the new Loans shall be treated as if applied in or towards repayment of the maturing Loan so that,

(i)	if the amount of the maturing Loan exceeds the aggregate amount of the new Loans:

(A)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(B)	each Lender’s participation (if any) in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Loan and that Lender will not be required to make its participation in the new Loans available in cash; and

(ii)	if the amount of the maturing Loan is equal to or less than the aggregate amount of the new Loans:

(A)	the relevant Borrower will not be required to make any payment in cash; and

(B)	each Lender will be required to make its participation in the new Loans available in cash only to the extent that its participation (if any) in the new Loans exceeds that Lender’s participation (if any) in the maturing Loan and the remainder of that Lender’s participation in the new Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Loan.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If any person or group of persons acting in concert gains control of the Parent:

(i)	the Parent shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan) and the Agent and the Parent shall consult about the change of control;

(iii)	if the Majority Lenders so require after a period of forty-five (45) days from receipt of the notice referred to in (i) above (provided, for the avoidance of doubt, failure of the Parent to provide such notice shall not prevent the Lenders from taking the following actions), the Agent shall by notice to the Parent, (such notice to be delivered no later than sixty (60) days from receipt of the notice referred to in (i) above), cancel the Total Commitments and declare all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable;

(iv)

if the Agent does not serve the notice referred to in paragraph (iii) above, a Lender may by notice to the Agent which shall be delivered not earlier than forty-five (45) days nor later than sixty (60) days from receipt of the notice referred to in (i) above, whereupon the Agent shall by notice to the Parent (such notice to be delivered promptly after receipt of such Lender notification), cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest thereon and all other amounts due to such Lender under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Parent; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Parent; or

(C)	give directions with respect to the operating and financial policies of the Parent which the directors or other equivalent officers of the Parent are obliged to comply with; or

(ii)	the holding of more than one-half of the issued share capital of the Parent (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)	For the purpose of paragraph (a) above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Parent, to obtain or consolidate control of the Parent.

7.3	Voluntary cancellation

During the Availability Period, the Parent may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of ten million dollars ($10,000,000)) of the Available Facility. Any cancellation under this Clause 7.3 shall reduce the Commitments of the Lenders rateably.

7.4	Voluntary Prepayment of Loans

The Borrower to which a Loan has been made may, if it gives the Agent not less than five (5) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Loan by a minimum amount of ten million dollars ($10,000,000)).

7.5	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.1 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Parent under Clause 12.2 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost Formula),

the Parent may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement for that increase or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero whereupon the Total Commitments shall be reduced by the same amount.

(c)	On the last day of each Interest Period which ends after the Parent has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)	The Parent may, in the circumstances set out in paragraph (a) above, on five (5) Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Parent which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 23 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.6	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Unless a contrary indication appears in this Agreement any part of any Loan which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(d)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	At the end of the Availability Period, the Total Commitments shall be reduced to zero.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Parent or the affected Lender, as appropriate.

(h)	If all or part of a Loan is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the amount of the Loan which is repaid or prepaid) will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably.

7.7	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than 6 (six) months, on the dates falling at 6 (six) Monthly intervals after the first day of the relevant Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent. (1%) higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by that Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. (1%) higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	A Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 9, a Borrower may select an Interest Period of one (1), two (2), three (3) or six (6) months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event not later than five (5) Business Days before interest is due to be paid in respect of that Interest Period (provided that if such Lender is unable to notify the Agent of such rate not later than five (5) Business Days before interest is due to be paid in respect of that Interest Period, it shall do so before interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed thirty five per cent. (35%) of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

10.4	Break Costs

(a)	Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee

(a)	The Parent (or a Borrower nominated by the Parent) shall pay to the Agent (for the account of each Lender) a fee in dollars which shall be computed at the rate of zero point four two per cent. (0.42%) per annum on that Lender’s Available Commitment during the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three (3) months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

11.2	Participation fee

The Parent (or a Borrower nominated by the Parent) shall pay to the Agent (for the account of the Lenders based on their respective Commitments) a participation fee in the amount and at the times agreed in a Fee Letter.

11.3	Structuring fee

The Parent (or a Borrower nominated by the Parent) shall pay to the Agent (for the account of the Arrangers) a structuring fee in the amount and at the times agreed in a Fee Letter.

11.4	Agency fee

The Parent (or a Borrower nominated by the Parent) shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.5	Utilisation fee

Where the principal amount outstanding of the drawn Loans under the Facility, expressed as a percentage of the Total Commitments, fall within a percentage range set out in the left hand column below, the Parent (or a Borrower nominated by the Parent) shall pay to the Agent (for the account of each Lender in respect of its participation in the Loan(s)) a utilisation fee which shall be computed at a rate equal to the rate per annum set out opposite such percentage range in the right hand column below on the total outstanding Loans. Utilisation fees are calculated on a day to day basis and accrued utilisation fees are payable quarterly in arrear until the Termination Date and on the date a Lender’s Commitment is cancelled in full.

Less than or equal to 33 1/3%	Nil
Greater than 33 1/3% and less than or equal to 66 2/3%	0.20%
Greater than 66 2/3%	0.40%

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	An Obligor shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Parent and, if applicable, that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.2	Tax indemnity

(a)	An Obligor shall (within three (3) Business Days of demand by the Agent) pay to a Finance Party an amount equal to the loss, liability or cost which that Finance Party determines (in its absolute discretion) will be or has been (directly or indirectly) suffered for or on account of Tax by that Finance Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.1 (Tax gross-up).

(c)	A Finance Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Obligor.

(d)	A Finance Party shall, on receiving a payment from an Obligor under this Clause 12.2, notify the Agent.

12.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines (in its absolute discretion) that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to such Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Obligor.

12.4	Stamp taxes

The Parent shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.5	Value added tax

(a)	All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)	Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)	Any reference in this Clause 12.5 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Parent (or a Borrower nominated by the Parent) shall, within twenty (20) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation after the date of this Agreement;

(ii)	compliance with any law or regulation made after the date of this Agreement; or

(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement:

(i)	“Basel III” means the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated; and

(ii)	“Increased Costs” means:

(A)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(B)	an additional or increased cost; or

(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	compensated for by Clause 12.2 (Tax indemnity) (or would have been compensated for under Clause 12.2 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.2 (Tax indemnity) applied);

(c)	compensated for by the payment of the Mandatory Cost; or

(d)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five (5) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Parent (or a Borrower nominated by the Parent) shall, within five (5) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing Among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent.

14.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities), Clause 13 (Increased Costs) or paragraph 3 of Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Parent (or a Borrower nominated by the Parent) shall, promptly within five (5) Business Days of demand, pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees but subject to any separately agreed cap) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement,

subject to a cap of ten thousand dollars ($10,000) (provided, however, that such cap shall not include the legal fees, which shall be subject to a separately agreed cap).

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.11 (Change of currency), the Parent (or a Borrower nominated by the Parent) shall, within five (5) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Parent (or a Borrower nominated by the Parent) shall, within five (5) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower and the Parent of all that Borrower’s and the Parent’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower or the Parent does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand (and shall make the relevant payment within five (5) Business Days of demand) against any cost, loss or liability it incurs as a result of a Borrower or the Parent not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and Indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 28 (Payment mechanics)

17.8	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.1	Status

(a)	It is a limited liability company, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted or is contemplated to be conducted.

18.2	Power and authority

It has the power to enter into and perform, and has taken all necessary action to authorise its entry into, and performance of, the Finance Documents to which it is party and the transactions contemplated by those Finance Documents.

18.3	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to any general principles of law as at the date of this Agreement limiting its obligations, which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any applicable law of its jurisdiction of incorporation;

(b)	its Constitutional Documents; or

(c)	any material agreement or instrument binding upon it or any of its assets.

18.5	Validity and admissibility in evidence

All authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party and to ensure that the obligations expressed to be assumed by it thereunder are legal, valid, binding and enforceable; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation, have been obtained or effected and are in full force and effect.

18.6	Governing law and enforcement

Subject to any general principles of law as at the date of this Agreement set out in any legal opinion delivered pursuant to the Finance Documents:

(a)	the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

18.7	Deduction of Tax

It is not required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.8	No filing or stamp taxes

Except to the extent set out in any legal opinion provided pursuant to the Finance Documents in relation to it, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

18.9	No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	It is not, nor is it likely to be as a result of entering into and performing its obligations under the Finance Documents, in violation of any law or in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which could reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information

(a)	All written factual information supplied by it to the Finance Parties and the Agent in connection with the Finance Documents (and the information contained in the Information Package, excluding the equity analysts reports and the reports from the credit rating agencies) (the “Information”) was true and accurate in all material respects as at the date it was given or as at the date (if any) at which it was stated and was not misleading in any material respect at such date.

(b)	The financial projections and forecasts contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	It has not knowingly withheld any information which, if disclosed, could reasonably be expected materially and adversely to affect the decision of the Finance Parties in considering whether or not to provide finance to each Borrower.

18.11	Financial statements

(a)	The Original Financial Statements were prepared in accordance with GAAP.

(b)	The Original Financial Statements fairly represent the Group’s financial condition and operations during the relevant financial year.

18.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally in the jurisdiction of its incorporation.

18.13	No proceedings pending or threatened

Other than as disclosed in the financial statements most recently delivered to the Agent pursuant to Clause 19.1(a) (Financial statements), no litigation, arbitration or administrative proceedings of or before any court, arbitral body or government agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any Material Group Company.

18.14	No winding-up

No Material Group Company has taken any corporate action, nor have any other steps been taken or legal proceedings started or (to the best of its knowledge and belief, after due enquiry) threatened against any Material Group Company, for its winding-up, dissolution, administration or re-organisation or for the enforcement of any Encumbrance over all or any of its revenues or assets or for the appointment of a receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any of its assets which could reasonably be expected to have a Material Adverse Effect.

18.15	No encumbrances

(a)	No Encumbrance exists over all or any of the assets of any Material Group Company except for Permitted Encumbrances.

(b)	No Encumbrance would arise as a result of the execution of and performance of its rights and obligations under the Finance Documents

18.16	Assets

It and each Material Group Company has good title to or validly leases or licenses all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 18.16 could reasonably be expected to have a Material Adverse Effect.

18.17	Insurance

Each Material Group Company maintains insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies in the jurisdiction in which it conducts its business carrying on substantially similar business in such jurisdiction.

18.18	Environmental Compliance

Each Material Group Company has adopted and complies with an environmental policy which requires monitoring of and compliance with all applicable Environmental Law and Environmental Permits applicable to it from time to time unless non-compliance with such policy could not reasonably be expected to cause a Material Adverse Effect.

18.19	Environmental Claims

No Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) is threatened against any Material Group Company where that claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

18.20	Taxation

(a)	It and each Material Group Company has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves for those Taxes; and

(iii)	payment can be lawfully withheld.

(b)	It is not and no Material Group Company is materially overdue in the filing of any Tax returns.

18.21	Ownership of Material Group Companies

(a)	Each existing Material Group Company on the date of this Agreement (other than the Cerro Corona Subsidiary, Newshelf 899 (Proprietary) Limited and the Ghanaian Companies) is a wholly-owned Subsidiary of the Parent and any member of the Group which becomes a Material Group Company after the date of this Agreement will be a wholly or partially owned subsidiary of the Parent and the members of the Group holding the shares in such Material Group Company have not reduced their shareholding in such Subsidiary below the level of their shareholding at the time such Subsidiary became a Material Group Company.

(b)	The Parent holds at least seventy-four per cent. (74%) of the issued share capital of GFI Mining South Africa (Proprietary) Limited.

(c)	The Parent holds at least seventy-four per cent. (74%) of the issued share capital of Newshelf 899 (Proprietary) Limited.

(d)	Newshelf 899 (Proprietary) Limited holds at least seventy-four per cent. (74%) of the issued share capital of each of Gold Fields Operations Limited and GFI Joint Venture Holdings (Proprietary) Limited.

(e)	The Parent indirectly holds at least seventy one point one per cent. (71.1%) of the issued share capital of each Ghanaian Company.

(f)	The Parent indirectly holds at least ninety two per cent. (92%) of the voting shares in the share capital of the Cerro Corona Subsidiary (which equates to eighty point seven per cent. (80.7%) of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

18.22	No Material Adverse Effect

There has been no change in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group (taken as a whole) since 31 December 2010 which could reasonably be expected to have a Material Adverse Effect.

18.23	Times when representation made

(a)	All the representations and warranties in this Clause 18 are made by each Obligor on the date of this Agreement and, in the case of each Additional Obligor, on the date of accession of such Additional Obligor (by reference to the facts and circumstances then existing (other than the representation in paragraph (a) of Clause 18.10 (No misleading information) which is deemed to be made on the date the Information is provided by the relevant Obligor).

(b)	All the representations and warranties in this Clause 18 are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the date of each Utilisation Request and Utilisation Date.

(c)	The Repeating Representations are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on the first day of each Interest Period, save that the references in Clause 18.11 (Financial statements) to “the Original Financial Statements” shall, for the purposes of the Repeating Representations, be construed as references to the most recent audited consolidated financial statements of the Parent delivered to the Agent under Clause 19.1 (Financial statements).

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 are given in favour of each Finance Party and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Parent shall supply to the Agent:

(a)	as soon as the same become available, but in any event within one hundred and twenty (120) days after the end of each of its Financial Years the audited consolidated financial statements of the Parent for that Financial Year;

(b)	as soon as the same become available, but in any event within one hundred and fifty (150) days after the end of each of its Financial Years:

(i)	the audited financial statements of each Obligor (other than Gold Fields Holdings Company (BVI) Limited and Gold Fields Orogen Holding (BVI) Limited unless there is a legal requirement to audit its financial statements and any other Obligor which is not legally required to audit its financial statements) for that Financial Year; and

(ii)	if the audited financial statements of Gold Fields Holdings Company (BVI) Limited and/or Gold Fields Orogen Holding (BVI) Limited and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) are not delivered under (i) above, the unaudited financial statements of Gold Fields Holdings Company (BVI) Limited and/or Gold Fields Orogen Holding (BVI) Limited and/or any other Obligor which is not legally required to audit its financial statements (as the case may be) for that Financial Year;

(c)	as soon as the same become available, but in any event within sixty (60) days after the first six (6) months of each of its Financial Years:

(i)	the unaudited financial statements of each Obligor for the first six (6) month period of that Financial Year; and

(ii)	the unaudited consolidated financial statements of the Parent for the first six (6) month period of that Financial Year; and

(d)	as soon as the same become available, but in any event within sixty (60) days after the end of each quarter of each Financial Year:

(i)	the unaudited consolidated financial statements of the Parent for that period; and

(ii)	the unaudited financial statements of each Obligor for that period.

19.2	Compliance Certificate

(a)	The Parent shall supply to the Agent, with each set of consolidated financial statements delivered pursuant to paragraphs (a) and (c) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial Covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by 2 (two) directors or executive officers of the Parent and, if required to be delivered with the audited consolidated financial statements delivered pursuant to paragraph (a)(i) of Clause 19.1 (Financial statements), reported on by the Auditors.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Parent pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Parent shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) is prepared in accordance with GAAP, the requirements of its jurisdiction of incorporation and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

(c)	Paragraph (b) above shall not apply to the extent that, in relation to any sets of financial statements, the Parent notifies the Agent that there has been a change in GAAP or the accounting practices or reference periods and its Auditors (in the case of its annual audited financial statements) or the Parent (in the case of any of its other financial statements) delivers to the Agent:

(i)	a description of any change necessary for those financial statements to reflect GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Agent to determine whether Clause 20 (Financial Covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)	If the Parent notifies the Agent of a change in accordance with paragraph (c) above, then the Parent and the Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in material alteration in the commercial effect of any of the terms of this Agreement or any other Finance Document; and

(ii)	if so, any amendments to this Agreement or any other Finance Document which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms, and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

(e)	Any reference in the Finance Documents to “financial statements” shall be construed as a reference to those financial statements as the same may be adjusted under this Clause 19.3 to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Access to records

At any time after the occurrence of a Default and for so long as it is continuing, upon the request of the Agent or a Finance Party each Obligor shall (at that Obligor’s expense) provide to the Agent or any of its representatives and professional advisors such access to that Obligor’s records (including its general ledger), books and assets as that person may require at reasonable times and upon reasonable notice.

19.5	Information: miscellaneous

Each Obligor shall supply to the Agent, if the Agent so requests:

(a)	all documents dispatched by that Obligor to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which, if adversely determined against it, would be reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such further information (including an extract of its general ledger) regarding the financial condition, business and operations of any Material Group Company as any Finance Party (through the Agent) may reasonably request.

19.6	Notification of default

(a)	Each Obligor shall notify the Agent, of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, each Borrower shall supply to the Agent, a certificate signed by 2 (two) of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing specifying the Default and the steps, if any, being taken to remedy it).

19.7	Use of websites

(a)	The Parent may satisfy its obligation under the Finance Documents to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Parent and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Parent shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Parent shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under the Finance Documents is posted onto the Designated Website;

(iv)	any existing information which has been provided under the Finance Documents and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under the Finance Documents after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

Any Website Lender may request, through the Agent, one (1) paper copy of any information required to be provided under the Finance Documents which is posted onto the Designated Website. The Parent shall comply with any such request within ten (10) Business Days.

19.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement;

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such assignment or transfer; or

(iv)	an Additional Lender accedes in accordance with the terms of this Agreement,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Parent shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to the terms of the Finance Documents.

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not readily available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to the Finance Documents as an Additional Obligor.

20.	FINANCIAL COVENANTS

20.1	Financial definitions:

In this Clause 20:

“Consolidated EBITDA” means, in respect of any Measurement Period, the consolidated net income of the Group (less the net income of any Project Finance Subsidiaries but including any dividends received in cash by any member of the Group (other than a Project Finance Subsidiary) from a Project Finance Subsidiary), before, without duplication and all as calculated in accordance with GAAP:

(a)	any provision on account of normal, deferred and royalty taxation;

(b)	any interest, commission, discounts or other fees incurred or payable, received or receivable by any member of the Group in respect of Indebtedness for Borrowed Money;

(c)	any other interest received or receivable by any member of the Group on any deposit or bank account;

(d)	any non-cash adjustments to the environment rehabilitation and/or reclamation expenses;

(e)	any amount attributable to the amortisation of intangible assets and depreciation of tangible assets;

(f)	any non-cash gains or losses relating to and resulting from the marked to market valuation of derivative and/or financial instruments;

(g)	any losses from (or gains on the reversal of previously recognised) write-downs or impairments of assets and/or investments;

(h)	any gains or losses recognised on the attributable share of results of associates after tax, but including any dividends received in cash by any member of the Group from such an associate;

(i)	any share-based payments;

(j)	any other extraordinary or exceptional items; and

(k)	any other material non-cash gain or loss that needs to be accounted for under GAAP.

For any company that is not a Subsidiary of the Group but in which any member of the Group directly or indirectly owns an equity interest of more than twenty per cent. (20%) of the issued share capital (an “Associate”), the Parent may include in the Consolidated EBITDA the percentage of the equity interest of the amount that would be the EBITDA of the Associate.

“Consolidated Net Borrowings” means, at any time, the aggregate amount of all obligations of the members of the Group, other than Project Finance Subsidiaries (but including, for the avoidance of doubt, any guaranteed obligations of any other member of the Group in respect of the obligations of a Project Finance Subsidiary), for or in respect of Indebtedness for Borrowed Money but excluding any such obligation to any member of the Group, adjusted to take account of the aggregate amount of freely available cash and cash equivalents held by any member of the Group, other than Project Finance Subsidiaries, and so that no amount shall be included or excluded more than once, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Borrowings (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Borrowings;

“Consolidated Net Finance Charges” means, in respect of any Measurement Period, the aggregate amount of the interest (including the interest element of leasing and hire purchase payments and capitalised interest), commission, fees, discounts and other finance payments payable by any member of the Group, other than Project Finance Subsidiaries, (including any commission, fees, discounts and other finance payment payable by any member of the Group under any interest rate hedging arrangement but deducting any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument) but deducting any other interest receivable by any member of the Group, other than Project Finance Subsidiaries, on any deposit or bank account, provided that, if a percentage of the EBITDA of any Associate is included in the Consolidated EBITDA then the same percentage of such Associate’s Consolidated Net Finance Charges (but as if references in such definition to “Group” were references to the Associate and its Subsidiaries) will be included in the calculation of Consolidated Net Finance Charges; and

“Measurement Period” means each period of twelve (12) months ending on the last day of the Parent’s Financial Year and each period of twelve (12) months ending on the last day of the first half of the Parent’s Financial Year.

20.2	Financial condition

The Parent shall ensure that for so long as any amount is outstanding under a Finance Document or any Commitment is in force:

(a)	the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Measurement Period shall be or shall exceed 5:1; and

(b)	the ratio of Consolidated Net Borrowings to Consolidated EBITDA shall not in respect of any Measurement Period exceed 2.5:1.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

20.4	Breach of a Financial Condition Undertaking

Any Obligor shall, immediately upon becoming aware of a breach of either of the financial covenants in Clause 20.2 (Financial condition), notify the Agent and provide such details about the breach as the Agent may request (unless that Obligor is aware that a notification has already been provided by another Obligor).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 are given in favour of each Finance Party and remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	upon written request by the Agent or a Finance Party, supply certified copies to the Agent and/or a Finance Party, as the case may be, of,

any authorisation required or desirable under any applicable law to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations to which it may be subject (including, but not limited to, Environmental Law), if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

21.3	Negative pledge

(a)	No Obligor shall (and the Parent shall procure that no other Material Group Company shall) create or permit to subsist any Encumbrance over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by it or by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to Permitted Encumbrances.

21.4	Disposals and Mergers

(a)	No Obligor shall (and the Parent shall ensure that no other Material Group Company will):

(i)	enter into a single transaction or a series of transactions (whether related or not) and whether voluntarily or involuntarily to sell, lease, transfer or otherwise dispose of any assets; or

(ii)	enter into any amalgamation, demerger, merger or corporate reconstruction.

(b)	Paragraph (a) above does not apply to:

(i)	Permitted Disposals; or

(ii)	any amalgamation, demerger, merger or corporate reconstruction of any member of the Group, without insolvency, if:

(A)	in respect of the Obligors or the successors-in-title or assignees of the Obligors, the Finance Documents are preserved as binding upon the amalgamated, demerged, merged and/or reconstructed members of the Group; and

(B)	the amalgamated, demerged, merged and/or reconstructed companies will be members of the Group; and

(C)	such amalgamation, demerger, merger and/or corporate reconstruction will not have a Material Adverse Effect.

21.5	Change of business

Each Obligor shall procure that no substantial change is made to the general nature of its business or the business of the Group taken as a whole from that carried on at the date of this Agreement.

21.6	Insurance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) maintain insurances on and in relation to its business, properties and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

21.7	Environmental Compliance

Each Obligor shall (and the Parent shall ensure that each Material Group Company will) substantially comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits and take all reasonable steps in anticipation of known or expected future changes to or obligations under the same.

21.8	Environmental Claims

Each Obligor shall inform the Agent, in writing as soon as reasonably practical upon becoming aware of the same:

(a)	if any Environmental Claim (not of a frivolous or vexatious nature) has been commenced or (to the best of its knowledge and belief) threatened against any Material Group Company; or

(b)	of any facts or circumstances which will or are reasonably likely to result in any Environmental Claim (not of a frivolous or vexatious nature) being commenced or threatened against any Material Group Company, where the claim would be reasonably likely, if determined against that Material Group Company, to have a Material Adverse Effect.

21.9	Taxation

Each Material Group Company shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties save to the extent that:

(a)	payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes; and

(c)	where such payment can be lawfully withheld.

21.10	Maintenance of Legal Status

Each Material Group Company shall do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation.

21.11	Claims Pari Passu

Each Obligor shall ensure that at all times the claims of the Finance Parties against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application in its jurisdiction of incorporation.

21.12	Maintenance of Assets

Each Material Group Company shall ensure that it has good title to or validly leases or licences all of the assets necessary and has all consents and/or authorisations necessary to carry on its business as conducted to the extent that failure to comply with this Clause 21.12 could reasonably be expected to have a Material Adverse Effect.

21.13	Acquisitions

No Obligor shall (and the Parent shall ensure that no Material Group Company will), without the prior consent of the Majority Lenders, enter into any transaction, acquire any company, business, assets or undertaking where such a transaction or acquisition is classed as a "Category 1" transaction under the Listing Requirements of the JSE Limited. For the purpose of this Clause 21.13 only, references to a transaction shall be construed as not including any acquisition of the Parent by a third party.

21.14	Financial Indebtedness

No member of the Group (other than a Guarantor or a Project Finance Subsidiary) shall incur, create or permit to subsist or have outstanding any Financial Indebtedness or enter into any agreement or arrangement whereby it is entitled to incur, create or permit to subsist any Financial Indebtedness other than Permitted Financial Indebtedness.

21.15	Ownership of Material Group Companies

Subject to applicable law, the Parent shall ensure that:

(a)	each existing Material Group Company on the date of this Agreement (other than the Cerro Corona Subsidiary and the Ghanaian Companies) is and continues to be a wholly-owned Subsidiary of the Parent and each member of the Group which becomes a Material Group Company after the date of this Agreement is a wholly or partially owned Subsidiary of the Parent and that members of the Group will hold and continue to hold at least the same percentage of the issued share capital of such Material Group Company as was held by members of the Group at the time such Subsidiary became a Material Group Company;

(b)	the Parent holds and continues to hold at least seventy four per cent. (74%) of the issued share capital of GFI Mining South Africa (Proprietary) Limited;

(c)	the Parent holds and continues to hold at least seventy four per cent. (74%) of the issued share capital of Newshelf 899 (Proprietary) Limited;

(d)	Newshelf 899 (Proprietary) Limited holds and continues to hold at least seventy four per cent. (74%) of the issued share capital of each of Gold Fields Operations Limited and GFI Joint Venture Holdings (Proprietary) Limited;

(e)	the Parent indirectly holds and continues to indirectly hold at least seventy one point one per cent. (71.1%) of the issued share capital of each Ghanaian Company; and

(f)	the Parent indirectly holds and continues to indirectly hold at least ninety two per cent. (92%) of the voting shares in the share capital of the Cerro Corona Subsidiary (which equates to eighty point seven per cent. (80.7%) of the issued and outstanding shares in the share capital of the Cerro Corona Subsidiary).

22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default (whether or not caused by any reason whatsoever outside the control of a Borrower or the Parent or any other person) save for Clause 22.16 (Acceleration) and Clause 22.17 (Remedy).

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless payment is made within three (3) Business Days of its due date.

22.2	Financial covenants

Any requirement of Clause 20 (Financial Covenants) is not satisfied.

22.3	Other obligations

(a)	Subject to Clause 22.17 (Remedy), an Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-Payment) and Clause 20 (Financial Covenants)).

(b)	No Event of Default will occur under paragraph (a) above if the Taxes not duly and punctually paid and discharged and in respect of which the undertaking contained in Clause 21.9 (Taxation) is given do not exceed an amount of twenty million dollars ($20,000,000).

22.4	Misrepresentation

(a)	Subject to Clause 22.17 (Remedy), any representation or statement made or deemed to be made by any Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material and adverse respect when made or deemed to be made.

(b)	No Event of Default will occur under paragraph (a) above if the Taxes in respect of which the representation contained in Clause 18.20 (Taxation) was made do not exceed an amount of twenty million dollars ($20,000,000).

22.5	Cross-default

(a)	Any Financial Indebtedness of a Material Group Company is not paid when due, nor where there is an applicable grace period, within the originally applicable grace period.

(b)	Any Financial Indebtedness of a Material Group Company is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of a Material Group Company is cancelled or suspended by a creditor of a Material Group Company as a result of an event of default (however described).

(d)	Any creditor of a Material Group Company becomes entitled to declare any Financial Indebtedness of a Material Group Company due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness, falling within paragraphs (a) to (d) of this Clause 22.5 is less than twenty million dollars ($20,000,000).

22.6	Insolvency

(a)	Any Material Group Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its classes of creditors with a view to rescheduling any of its Financial Indebtedness which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

(b)	The value of the assets of any Material Group Company, fairly valued, is less than its liabilities (taking into account contingent and prospective liabilities) which in the case of a Material Group Company (other than an Obligor) could reasonably be expected to have a Material Adverse Effect.

(c)	A moratorium is declared in respect of any Financial Indebtedness of any Material Group Company.

22.7	Insolvency proceedings

Any corporate action, legal proceedings or other similar procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any Financial Indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Material Group Company;

(b)	a composition, compromise, assignment or arrangement with any creditor or class of creditors of any Material Group Company;

(c)	the appointment of a liquidator, receiver, administrator, administrative receiver, judicial manager, compulsory manager or other similar officer in respect of any Material Group Company or any of its assets; or

(d)	enforcement of any Encumbrance over any assets of any Material Group Company,

or any analogous procedure or step is taken in any jurisdiction and any such procedure or proceedings are not contested in good faith nor discharged within thirty (30) days (or such shorter period provided for contesting such procedure or proceedings under the laws of the relevant jurisdiction).

22.8	Failure to comply with final judgment

Any Material Group Company fails within five (5) Business Days of the due date to comply with or pay any sum due from it under any material final judgment or any final order made or given by any court of competent jurisdiction. For the purposes of this Clause 22.8, a “material final judgment” shall be any judgment for the payment of a sum of money in excess of twenty million dollars ($20,000,000).

22.9	Creditors’ process

Any expropriation (other than an expropriation where fair compensation is received) or the operation of the attachment, sequestration, distress or execution affects any material asset of a Material Group Company and is not discharged within twenty-one (21) days. For the purposes of this Clause 22.9 a “material asset” is any single income producing asset of the relevant Material Group Company which contributes not less than five per cent. (5%) towards the Consolidated EBITDA or gross assets of the Group (calculated according to the most recent set of audited consolidated financial statements delivered pursuant to Clause 19.1 (Financial Statements)) provided that any loss of mineral rights arising as a result of the operation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 and/or the operation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, in each case substantially in its current form as at the date of this Agreement shall not constitute an expropriation for the purposes of this Clause 22.9.

22.10	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or such obligations cease to be legal, valid, binding or enforceable obligations

22.11	Repudiation and Unenforceability

An Obligor repudiates a Finance Document or any Finance Document is declared to be or is otherwise unenforceable against an Obligor by a court of the jurisdiction of incorporation of the relevant Obligor.

22.12	Governmental Intervention

By or under the authority of any government:

(a)	the management of any Material Group Company is wholly or partially displaced or the authority of any Material Group Company in the conduct of its business is wholly or partially taken over; or

(b)	all or a majority of the issued shares of any Material Group Company or material part of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired. For the purposes of this Clause 22.12 “material part of its revenues or assets” shall in relation to the relevant Material Group Company be construed as revenues comprising not less than five per cent. (5%) of the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis in accordance with the provisions of Clause 22.9 (Creditors’ process) or assets which contribute not less than five per cent. (5%) towards the Consolidated EBITDA or gross assets of the Group calculated mutatis mutandis accordance with the provisions of Clause 22.9 (Creditors’ process), provided that neither the implementation of the Mineral and Petroleum Resources Development Act, No. 28 of 2002 nor the implementation of the Mineral and Petroleum Resources Royalty Act, No. 28 of 2008, in each case substantially in its current form as at the date of this Agreement, shall constitute a seizure, nationalisation, expropriation or compulsory acquisition as contemplated by this Clause 22.12.

22.13	Material Adverse Effect

Any change occurs in the business, condition (financial or otherwise), operations, performance or properties of the Obligors or the Group taken as a whole since the date of the Original Financial Statements which could be reasonably likely to have a Material Adverse Effect.

22.14	Cessation of Business

Any Material Group Company ceases to carry on the business which it undertakes at the date of this Agreement.

22.15	Litigation

Any litigation, arbitration, administrative proceedings or governmental or regulatory investigations or proceedings against any Material Group Company or its respective assets or revenues is reasonably expected to be adversely determined, and if so determined, could reasonably be expected to have a Material Adverse Effect.

22.16	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower and the Parent:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

22.17	Remedy

(a)	No Event of Default under this Clause 22 (Events of Default) (other than those referred to in Clause 22.1 (Non-payment) and 22.2 (Financial covenants)) will occur if the failure to comply or circumstance giving rise to the same is capable of remedy and is remedied by an Obligor within ten (10) days of the earlier of the Agent giving notice to the Obligors or any Obligor becoming aware of the failure to comply.

(b)	For the purposes of paragraph (a) above, the events or circumstances referred to in Clause 22.5 (Cross-default), Clause 22.6 (Insolvency), Clause 22.7 (Insolvency Proceedings), Clause 22.8 (Failure to comply with final judgment), Clause 22.9 (Creditors’ process), Clause 22.10 (Unlawfulness), Clause 22.11 (Repudiation and Unenforceability), Clause 22.12 (Governmental Intervention), Clause 22.13 (Material Adverse Effect) and Clause 22.14 (Cessation of Business) shall be deemed to be incapable of remedy save to the extent set out therein unless the Agent determines otherwise.

SECTION 9

CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Parent is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer:

(i)	is to another Lender or an Affiliate of a Lender; or

(ii)	takes effect at a time when an Event of Default has occurred and is continuing.

(b)	The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)	The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)	If a Lender assigns or transfers part, but not all, of its rights and obligations under the Finance Documents, such assignment or transfer shall be in respect of such Lender’s Commitment and its participation in outstanding Loans on a pro rata basis.

(h)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of three thousand dollars ($3,000), unless the Agent, in its sole discretion, agrees to waive the payment of such fee.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 23.9 (Pro rata interest settlement), on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 23.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 23.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 23.2 (Conditions of assignment or transfer).

23.7	Copy of Transfer Certificate or Assignment Agreement to Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Assignment Agreement, send to the Parent a copy of that Transfer Certificate or Assignment Agreement.

23.8	Security over Lenders’ rights

(a)	In addition to the other rights provided to Lenders under this Clause 23, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

(ii)	in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(A)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Encumbrance for the Lender as a party to any of the Finance Documents; or

(B)	require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

23.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 23.5 (Procedure for transfer) or any assignment pursuant to Clause 23.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)	the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 23.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.	CHANGES TO THE OBLIGORS

24.1	Assignment and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.8 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders, acting reasonably, approve the addition of that Subsidiary;

(ii)	the Parent delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.3	Resignation of an Additional Borrower

(a)	The Parent may request that a Borrower (other than the Original Borrowers) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed to the Agent that this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

24.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.8 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if;

(i)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part III of Schedule 2 (Conditions precedent).

24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations in Clause 18 (Representations) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of an Additional Guarantor

(a)	The Parent may request that a Guarantor (other than an Original Guarantor) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if no Default is continuing and the Parent has confirmed to the Agent that this is the case.

SECTION 10

THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGERS

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Parent), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(g)	The Agent shall provide to the Parent within five (5) Business Days of a request by the Parent (but no more frequently than once per calendar month), a list (which may be in electronic form) setting out the names of the Lenders as at the date of that request, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

25.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Parent (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers are obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(g)	Without prejudice to the generality of paragraph (f) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Parent and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(h)	The Agent may not disclose to any Finance Party any details of the rate notified to the Agent by any Lender or the identity of any such Lender for the purpose of paragraph (a)(ii) of Clause 10.2 (Market Disruption).

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Arrangers:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.10 (Disruption to payment systems etc), the Agent will not be liable (including without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 25.9 subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against:

(a)	save as set out in (b) below, any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct)) or,

(b)	(b) in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to Payment systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent, in either case, in acting as Agent under the Finance Documents

(unless, in either case, the Agent has been reimbursed by an Obligor pursuant to a Finance Document or, as the case may be, by the relevant person pursuant to Clause 28.4 (Clawback)).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Parent.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within thirty (30) days after notice of resignation was given, the Agent (after consultation with the Parent) may appoint a successor Agent.

(d)	If the Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this Clause 25 consistent with then current market practice for the appointment and protection of corporate trustees (which shall be determined by reference to the then standard documents published by the Loan Market Association and, to the extent practicable, following consultation by the Agent with the Lenders) and those amendments will bind the Parties.

(e)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(f)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(g)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)	After consultation with the Parent, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Replacement of the Agent

(a)	At any time the Agent is an Impaired Agent, the Majority Lenders may, by giving notice to the Agent replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The retiring Agent shall (at its own cost) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonable request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

25.13	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.14	Relationship with the Lenders

(a)	Subject to Clause 23.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 30.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 30.2 (Addresses) and paragraph (a)(iii) of Clause 30.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

25.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.17	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Parent and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.18	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.19	Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent) the terms of any reliance letter or engagement letters relating to any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.6 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 28.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

27.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 27.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause 27, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.18 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days' notice with a bank in the principal financial centre of the country of that currency.

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then (i) the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent and (ii) the person by whom that sum should have been made available or, if that person fails to do so the person to whom that sum was made available, shall on request pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving it.

28.5	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 28.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or A3 or higher by Moody's Investor Services Limited or a comparable rating from an internationally recognised credit rating agency and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 28.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 25.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 28.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 28.2 (Distributions by the Agent).

28.6	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.8	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.9	Currency of account

(a)	Subject to paragraphs (b) and (c) below, dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.

28.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing with the Parent such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

28.11	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent, that identified with its name below;

(b)	in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five (5) Business Days' notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

30.6	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.8	Obligor agent

(a)	Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Letter (as the case may be) irrevocably appoints the Parent to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)	the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to execute on its behalf any documents required hereunder and to make such agreements capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent on its behalf,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made such agreements or received the relevant notice, demand or other communication.

(b)	Every act, agreement, undertaking, settlement, waiver, notice or other communication given or made by the Parent or given to the Parent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Parent and any other Obligor, those of the Parent shall prevail.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of three hundred and sixty (360) days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Parent and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 34.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors (other than in accordance with Clause 24 (Changes to the Obligors));

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 2.3 (Additional Lenders and Increasing Lenders), Clause 17 (Guarantee and Indemnity), Clause 23 (Changes to the Lenders) or this Clause 34, shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

34.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 34.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

34.4	Replacement of a Defaulting Lender

(a)	The Parent may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender:

(i)	replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement; or

(ii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 23 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender), for a purchase price in cash payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (subject to any notice having been given by the Agent under Clause 23.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than five (5) days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

35.	CONFIDENTIALITY

35.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 35.2 (Disclosure of Confidential Information) and Clause 35.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

35.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)	appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 25.14 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates any Encumbrance (or may do so) pursuant to Clause 23.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party;

(d)	to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

35.3	Disclosure to numbering service providers

(a)	Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arrangers;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currency of the Facility;

(ix)	type of Facility;

(x)	ranking of Facility;

(xi)	Termination Date for Facility;

(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xiii)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiii) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Parent and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

35.4	Entire agreement

This Clause 35 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

35.5	Inside Information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

35.6	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 35.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 35.

35.7	Continuing obligations

The obligations in this Clause 35 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.

36.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

37.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

38.	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligations arising out of or in connection with it) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 38.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process (in the case of an Obligor incorporated in South Africa, domicilium citandi et executandi) in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE OBLIGORS

Name of Original Borrowers	Registration number (or equivalent, if any)
GFI Mining South Africa (Proprietary) Limited, incorporated in South Africa	2002/031431/07

Gold Fields Operations Limited, incorporated in South Africa	1959/003209/06

Gold Fields Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands	184982

Name of Original Guarantors	Registration number (or equivalent, if any)
GFI Mining South Africa (Proprietary) Limited, incorporated in South Africa	2002/031431/07

Gold Fields Limited, incorporated in South Africa	1968/004880/06

Gold Fields Holdings Company (BVI) Limited, incorporated in the British Virgin Islands	651406

Gold Fields Operations Limited, incorporated in South Africa	1959/003209/0

Gold Fields Orogen Holding (BVI) Limited, incorporated in the British Virgin Islands	184982

Newshelf 899 (Proprietary) Limited, incorporated in South Africa	2007/019941/07

PART II

THE ARRANGERS

Name of Arranger

Barclays Capital

Banc of America Securities Limited

Bank of China Limited

BNP Paribas SA

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

CIBC World Markets Plc

Citibank, N.A., London Branch

Commonwealth Bank of Australia (ABN 48 123 123 124)

J.P. Morgan Limited

Scotiabank (Ireland) Limited

Sumitomo Mitsui Banking Corporation

The Royal Bank of Scotland N.V.

PART III

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (US$)
Barclays Bank PLC	75,000,000
Bank of America, N.A.	75,000,000
Bank of China Limited	75,000,000
BNP Paribas SA	75,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	75,000,000
CIBC World Markets Plc	75,000,000
Citibank, N.A., London Branch	75,000,000
Commonwealth Bank of Australia (ABN 48 123 123 124)	75,000,000
JPMorgan Chase Bank, N.A.	75,000,000
Scotiabank (Ireland) Limited	75,000,000
Sumitomo Mitsui Banking Corporation	75,000,000
The Royal Bank of Scotland N.V.	75,000,000
Bank of Montreal Ireland plc	50,000,000
HSBC Bank PLC	50,000,000

$1,000,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	Obligors

(a)	A copy of the Constitutional Documents of each Obligor.

(b)	A copy of a good standing certificate with respect to Gold Fields Holdings Company (BVI) Limited and Gold Fields Orogen Holding (BVI) Limited, issued as of a recent date by the appropriate official in the British Virgin Islands.

(c)	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders) of each Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or dispatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above.

(e)	A certificate of incumbency from the registered agent for Gold Fields Holdings Company (BVI) Limited and Gold Fields Orogen Holding (BVI) Limited.

(f)	A copy of the resolution of the shareholders of Gold Fields Holdings Company (BVI) Limited, Gold Fields Orogen Holding (BVI) Limited approving the relevant resolutions of the board of directors and the transactions contemplated thereby.

(g)	A certificate of the Obligors (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments up to the maximum of $1,100,000,000 would not cause any borrowing, guaranteeing or similar limit binding on any Obligor to be exceeded and that in respect of each Obligor to whom the Companies Act 2008 of South Africa applies the requirements of Section 45 of such Act has been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

(h)	A certificate of an authorised signatory of the relevant Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Conyers Dill & Pearman, legal advisers to the Arrangers and Agent in the British Virgin Islands, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	A legal opinion of Edward Nathan Sonnenbergs, legal advisers to the Arrangers and Agent in South Africa, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 38.2 (Service of process) has accepted its appointment.

(b)	The Original Financial Statements together with the latest audited financial statements of each Obligor (other than Gold Fields Holdings Company (BVI) Limited and Gold Fields Orogen Holding (BVI) Limited).

(c)	The latest unaudited financial statements of Gold Fields Holdings Company (BVI) Limited and Gold Fields Orogen Holding (BVI) Limited.

(d)	Evidence that the fees, costs and expenses then due from the Parent pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the initial Utilisation Date.

(e)	A copy of the approval of the Exchange Control Department of the South African Reserve Bank confirming that Gold Fields Limited, GFI Mining South Africa (Proprietary) Limited and Gold Fields Operations Limited may enter into and provide the guarantee as contemplated by this Agreement and that the Original Borrowers may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Lenders and the Original Borrowers acknowledge in writing to each other that such conditions are acceptable.

(f)	A copy of any authorisation or consent (to include any relevant corporate, regulatory and shareholder consent) which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by this Agreement or for the validity and enforceability of any Finance Document.

(g)	Evidence that all amounts outstanding under the Existing Facility have been or will be repaid and cancelled in full on or before the first Utilisation Date.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN

ADDITIONAL BORROWER

1.	An Accession Letter, duly executed by the Additional Borrower and the Parent.

2.	A copy of a good standing certificate with respect to any Additional Borrower incorporated in the British Virgin Islands, issued as of a recent date by the appropriate official in the British Virgin Islands.

3.	A copy of the Constitutional Documents of the Additional Borrower.

4.	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders) of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of incumbency from the registered agent of each Additional Borrower incorporated in the British Virgin Islands.

7.	If appropriate, a certificate of the Additional Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and that in respect of each Additional Borrower to whom the Companies Act 2008 of South Africa applies the requirements of Section 45 of such Act has been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

8.	A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If appropriate, a copy of the approval of the Exchange Control Department of the South African Reserve Bank confirming that Additional Borrower may enter into and provide the guarantee as contemplated by this Agreement and that the Additional Borrower may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Lenders and the Additional Borrower acknowledge in writing to each other that such conditions are acceptable.

11.	If available, the latest audited financial statements of the Additional Borrower.

12.	A legal opinion from legal advisers to the Agent in England.

13.	If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

14.	If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 38.2 (Service of process) has accepted its appointment in relation to the proposed Additional Borrower.

PART III

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN

ADDITIONAL GUARANTOR

1.	An Accession Letter, duly executed by the Additional Guarantor and the Parent.

2.	A copy of the Constitutional Documents of the Additional Guarantor.

3.	A copy of a good standing certificate with respect to any Additional Guarantor incorporated in the British Virgin Islands, issued as of a recent date by the appropriate official in the British Virgin Islands.

4.	A copy of a resolution of the board of directors (and, if necessary under the laws of its jurisdiction of incorporation, the shareholders) of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or dispatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 4 above.

6.	A certificate of incumbency from the registered agent of each Additional guarantor incorporated in the British Virgin Islands.

7.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

8.	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded and that in respect of each Additional Guarantor to whom the Companies Act 2008 of South Africa applies the requirements of Section 45 of such Act has been complied with and each certificate shall have annexed to it the copies of the relevant resolutions, notices and statements.

9.	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

10.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

11.	If available, the latest audited financial statements of the Additional Guarantor.

12.	A legal opinion from legal advisers to the Agent in England.

13.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

14.	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 38.2 (Service of process) has accepted its appointment in relation to the proposed Additional Guarantor.

15.	A copy of the approval of the Exchange Control Department of the South African Reserve Bank confirming that any Additional Guarantor incorporated in South Africa may enter into and provide the guarantees as contemplated by this Agreement and that the Additional Guarantor may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Lenders and the Additional Guarantor acknowledge in writing to each other that such conditions are acceptable.

PART IV

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED IN CONNECTION

WITH THE DELIVERY OF A LENDER AGREEMENT

1.	A copy of the approval of the Exchange Control Department of the South African Reserve Bank confirming that Gold Fields Limited, GFI Mining South Africa (Proprietary) Limited and Gold Fields Operations Limited may enter into and provide the guarantee for the increase in the Total Commitments as contemplated by this Agreement and that the Borrowers may enter into and implement the provisions of this Agreement. If such approval is granted conditionally, this condition precedent shall not be considered to have been fulfilled, unless both the Lenders and the Borrowers acknowledge in writing to each other that such conditions are acceptable.

SCHEDULE 3

UTILISATION REQUEST

From: [The Borrower]

To:     Barclays Bank PLC

Dated:

Dear Sirs

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000 Credit Facility

Agreement dated [•] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	Dollars

Amount:	[•]

Interest Period:	[•]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E × 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The percentages of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 6 and 7 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 6 and 7 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or, the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:         Barclays Bank PLC as Agent

From:    [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000 Credit Facility

Agreement dated [•] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number, email address and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate, and any non-contractual obligations arising out of or in connection with it, is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number, email address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

Market Entity Identifier:	Market Entity Identifier:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [            ].

[•]

By:

SCHEDULE 6

FORM OF ASSIGNMENT AGREEMENT

To:       [    ] as Agent and [        ] as Parent, for and on behalf of each Obligor

From:   [the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000 Credit Facility

Agreement dated [•] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 23.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

5.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

6.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

7.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 23.7 (Copy of Transfer Certificate or Assignment Agreement to Parent), to the Parent (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

8.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

9.	This Assignment Agreement, and any non-contractual obligations arising out of or in connection with it, is governed by English law.

10.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Commitment/rights to be assigned

[insert relevant details]

[Facility Office address, fax number, email address and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

Market Entity Identifier:	Market Entity Identifier:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [            ].

[•]

By:

SCHEDULE 7

FORM OF ACCESSION DOCUMENTS

PART I

FORM OF ACCESSION LETTER

To:       Barclays Bank PLC as Agent

From:   [Subsidiary] and Gold Fields Limited

Dated:

Dear Sirs

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000 Credit Facility

Agreement dated [•] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a wholly owned Subsidiary of the Parent duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Specify purpose of the Loan].

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	This Accession Letter, and any non-contractual obligations arising out of or in connection with it, is governed by English law.

[This Accession Letter has been executed as a deed by [Subsidiary] and is delivered on the date stated above.]1

[1]	For any additional Guarantor, the Accession Letter is to be executed as a deed and the signature block shall be amended accordingly.

Gold Fields Limited	[Subsidiary]

By:	By:

PART II

FORM OF LENDER AGREEMENT

To:       Barclays Bank PLC as Agent

From:   [Additional Lender/Increasing Lender] and Gold Fields Limited

Dated:

Dear Sirs

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000 Credit Facility

Agreement dated [•] 2011 (the “Facility Agreement”)

1.	We refer to Clause 2.3 (Additional Lenders and Increasing Lenders) of the Facility Agreement. Terms used in this Lender Agreement have the same meaning as in the Facility Agreement.

2.	We, [insert name of Additional/Increasing Lender], agree to [become/continue to be] party to and to be bound by the terms of the Facility Agreement as an [Additional/Increasing] Lender in accordance with Clause 2.3 (Additional Lenders and Increasing Lenders) with effect on and from [insert date].

3.	[Our Commitment is $ [ ].][Our Commitment is hereby increased by [$ ] to [$ ].]

4.	We confirm to each Finance Party that we:

4.1	have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Facility Agreement and have not relied exclusively on any information provided to us by a Finance Party in connection with any Finance Document; and

4.2	will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Facility Agreement or any Commitment is in force.

5.	The Facility Office and address for notices of the [Additional]/[Increasing] Lender for the purposes of Clause 30.2 (Addresses) is as follows:

[                                                                                                                        ]

6.	This Lender Agreement, and any non-contractual obligations arising out of or in connection with it, is governed by English law.

[Additional/Increasing Lender]

By:

Received by Barclays Bank PLC as Agent on [insert date]

By:

Acknowledged and agreed by:

Gold Fields Limited

By:

SCHEDULE 8

FORM OF RESIGNATION LETTER

To:       Barclays Bank PLC as Agent

From:   [resigning Obligor] and Gold Fields Limited

Dated:

Dear Sirs

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000] Credit Facility

Agreement dated [•] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Accession Letter.

2.	Pursuant to [Clause 24.3 (Resignation of an Additional Borrower)]/[Clause 24.6 (Resignation of an Additional Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that no default is continuing or would result from the acceptance of this request.

4.	This Resignation Letter, and any non-contractual obligations arising out of or in connection with it, is governed by English law.

Gold Fields Limited	[Subsidiary]

By:	By:

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:       Barclays Bank PLC

From:   Gold Fields Limited

Dated:

Dear Sirs

GFI Mining South Africa (Proprietary) Limited, Gold Fields Orogen Holding (BVI)

Limited and Gold Fields Operations Limited – up to $1,100,000,000] Credit Facility

Agreement dated [•] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [ ]:

(a)	Consolidated EBITDA to Consolidated Net Finance Charges

the ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of the Measurement Period ending on [ ] was: [     ]: 1; and

(b)	Consolidated Net Borrowings to Consolidated EBITDA

the ratio of Consolidated Net Borrowings to Consolidated EBITDA in respect of the Measurement Period ending on [ ] was: [     ]: 1,

and attach calculations showing how these figures were calculated.

3.	We confirm that no Default is continuing.

Signed:

[Director]/[Executive Officer]	[Director]/[Executive Officer]
of	of
Gold Fields Limited	Gold Fields Limited

[insert applicable certification language]

[or and on behalf of
[name of auditors of the Parent]

SCHEDULE 10

TIMETABLE

“U”	= date of utilisation

“U—X”	= X Business Days prior to date of Utilisation

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3* 10.00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3* 3.00 p.m.

LIBOR is fixed	U-2** 11:00 a.m.

*	provided that, in respect of the first Utilisation only, the Specified Time shall be U-2
**	provided that, in respect of the first Utilisation only, the Specified Time shall be U-1

SCHEDULE 11

LMA FORM OF CONFIDENTIALITY UNDERTAKING

[Letterhead of Seller]

Date: [         ]

To:
[insert name of Potential
Purchaser]

Re: The Agreement
Company:	(the “Company”)
Date:
Amount:
Agent:

Dear Sirs

We understand that you are considering acquiring an interest in the Agreement which, subject to the Agreement, may be by way of novation, assignment, the entering into, whether directly or indirectly, of a sub-participation or any other transaction under which payments are to be made or may be made by reference to one or more Finance Documents and/or one or more Obligors or by way of investing in or otherwise financing, directly or indirectly, any such novation, assignment, sub-participation or other transaction (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by paragraph 2 below and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information, and (b) until the Acquisition is completed to use the Confidential Information only for the Permitted Purpose.

2.	PERMITTED DISCLOSURE

We agree that you may disclose:

2.1

to any of your Affiliates and any of your or their officers, directors, employees, professional advisers and auditors such Confidential Information as you shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph 2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information, except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

2.2	subject to the requirements of the Agreement, to any person:

(a)	to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of your rights and/or obligations which you may acquire under the Agreement such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (a) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(b)	with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to the Agreement or any Obligor such Confidential Information as you shall consider appropriate if the person to whom the Confidential Information is to be given pursuant to this sub-paragraph (b) of paragraph 2.2 has delivered a letter to you in equivalent form to this letter;

(c)	to whom information is required or requested to be disclosed by any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation such Confidential Information as you shall consider appropriate; and

2.3	notwithstanding paragraphs 2.1 and 2.2. above, Confidential Information to such persons to whom, and on the same terms as, a Finance Party is permitted to disclose Confidential Information under the Agreement, as if such permissions were set out in full in this letter and as if references in those permissions to Finance Party were references to you.

3.	NOTIFICATION OF DISCLOSURE

You agree (to the extent permitted by law and regulation) to inform us:

3.1	of the circumstances of any disclosure of Confidential Information made pursuant to sub-paragraph (c) of paragraph 2.2 above except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

3.2	upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If you do not enter into the Acquisition and we so request in writing, you shall return or destroy all Confidential Information supplied to you by us and destroy or permanently erase (to the extent technically practicable) all copies of Confidential Information made by you and use your reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases (to the extent technically practicable) such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under sub-paragraph (c) of paragraph 2.2 above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive and remain binding on you until (a) if you become a party to the Agreement as a lender of record, the date on which you become such a party to the Agreement; (b) if you enter into the Acquisition but it does not result in you becoming a party to the Agreement as a lender of record, the date falling [twelve] months after the date on which all of your rights and obligations contained in the documentation entered into to implement that Acquisition have terminated; or (c) in any other case the date falling [twelve] months after the date of your final receipt (in whatever manner) of any Confidential Information.

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that:

6.1	neither we, nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect of the Confidential Information or any such information; and

6.2	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	ENTIRE AGREEMENT: NO WAIVER; AMENDMENTS, ETC

7.1	This letter constitutes the entire agreement between us in relation to your obligations regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

7.2	No failure to exercise, nor any delay in exercising, any right or remedy under this letter will operate as a waiver of any such right or remedy or constitute an election to affirm this letter. No election to affirm this letter will be effective unless it is in writing. No single or partial exercise of any right or remedy will prevent any further or other exercise or the exercise of any other right or remedy under this letter.

7.3	The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and you undertake not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by you under this letter are given to us and are also given for the benefit of the Company and each other member of the Group.

10.	THIRD PARTY RIGHTS

10.1	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this letter has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this letter.

10.2	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

10.3	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person to rescind or vary this letter at any time.

11.	GOVERNING LAW AND JURISDICTION

11.1	This letter (including the agreement constituted by your acknowledgement of its terms) (the “Letter”) and any non-contractual obligations arising out of or in connection with it (including any non-contractual obligations arising out of the negotiation of the transaction contemplated by this Letter) are governed by English law.

11.2	The courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter (including a dispute relating to any non-contractual obligation arising out of or in connection with either this Letter or the negotiation of the transaction contemplated by this Letter).

12.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents, the Facility and/or the Acquisition which is provided to you in relation to the Finance Documents or the Facility by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by you of this letter; or

(b)	is identified in writing at the time of delivery as non-confidential by us or our advisers; or

(c)	is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, from a source which is, as far as you are aware, unconnected with the Group and which, in either case, as far as you are aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Group” means the Company and its subsidiaries for the time being (as such term is defined in the Companies Act 2006).

“Permitted Purpose” means considering and evaluating whether to enter into the Acquisition.

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

For and on behalf of

[Seller]

To: [Seller]

The Company and each other member of the Group

We acknowledge and agree to the above:

For and on behalf of

[Potential Purchaser]

SIGNATURES

The Parent

GOLD FIELDS LIMITED

By:	/s/ Paul A. Schmidt

Address:
Tel:
Fax:
Attention:

The Original Borrowers

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

By:	/s/ Nicholas J. Holland

Address:
Tel:
Fax:
Attention:

GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

By:	/s/ Richard Taylor

Address:	Falcon Cliff, Palace Road, Douglas, Isle of Man
Fax:	01624 630 001
Attention:	Richard Tayler

GOLD FIELDS OPERATIONS LIMITED

By:	/s/ Paul A. Schmidt

Address:
Fax:
Attention:

The Original Guarantors

GFI MINING SOUTH AFRICA (PROPRIETARY) LIMITED

By:	/s/ Nicholas J. Holland

Address:
Tel:
Fax:
Attention:

GOLD FIELDS LIMITED

By:	/s/ Paul A. Schmidt

Address:
Tel:
Fax:
Attention:

GOLD FIELDS HOLDINGS COMPANY (BVI) LIMITED

By:	/s/ Nicholas J. Holland

Address:
Tel:
Fax:
Attention:

GOLD FIELDS OPERATIONS LIMITED

By:	/s/ Paul A. Schmidt

Address:
Tel:
Fax:
Attention:

GOLD FIELDS OROGEN HOLDING (BVI) LIMITED

By:	/s/ Richard Taylor

Address:	Falcon Cliff, Palace Road, Douglas, Isle of Man
Tel:	01624 630 000
Fax:	01624 630 001
Attention:	Richard Tayler

NEWSHELF 899 (PROPRIETARY) LIMITED

By:	/s/ Nicholas J. Holland

Address:
Tel:
Fax:
Attention:

The Arrangers

Barclays Capital

By:	/s/ Jane M. Rome

Address:
Tel:
Fax:
Attention:

Banc of America Securities Limited

By:	/s/ Konstantin Shkonda

Address:
Tel:
Fax:
Attention:	Konstantin Shkonda Director

Bank of China Limited

By:	/s/ Huabin Wang ; /s/ Wenbo Hou

Address:	1 Lothbury, London EC2R 7DB
Tel:	+44 207 282 8824
Fax:	+44 207 282 8899
Attention:	Mr. Huabin Wang / Mr. Wenbo Hou

BNP Paribas SA

By:	/s/ Olivier Smeets	/s/ Grégoire Leforestier
Address:
Tel:
Fax:
Attention:	Olivier SMEETS Head of Metals & Mining EMEA	Gregoire LEFORESTIER Director of Metals & Mining

By:

Address:
Tel:
Fax:
Attention:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ Raouf Jundi

Address:	Ropemaker Place, 25 Ropemaker Street, London EC2Y 9AN
Tel:	+44 20 7577 1272
Fax:	+44 20 7577 1173
Attention:	Raouf Jundi

CIBC World Markets Plc

By:	/s/ Geoffrey Wilson	/s/ Andrew Bennett
	Geoffrey Wilson	Andrew Bennett
Address:	150 Cheapside, London UK EC2V 6ET
Tel:	+44 (0) 207 234 6175
Fax:
Attention:	HEAD OF CCP, EUROPE

Citibank, N.A., London Branch

By:	/s/ Paul Gibbs
Address:
Tel:
Fax:
Attention:

Commonwealth Bank of Australia (ABN 48 123 123 124)

By:	/s/ Debra A. Bakker
Address:	L3,150 St Georges’ Ice Perth W. Australia
Tel:	+61 8 9482 6387
Fax:	+61 8 9482 6099
Attention:	Debra A. Bakker

J.P. Morgan Limited

By:	/s/ Regis Castro

Address:
Tel:
Fax:
Attention:

Scotiabank (Ireland) Limited

By:	/s/ John R.M. Campbell	/s/ David Muldoon
Address:
Tel:
Fax:
Attention:	John R.M. Campbell	David Muldoon

Sumitomo Mitsui Banking Corporation

By:	/s/ Paul Grosjean	/s/ F. Bouchat
Address:
Tel:
Fax:
Attention:	Paul GROSJEAN Joint General Manager	F. Bouchat Manager

The Royal Bank of Scotland N.V.

By:	/s/ Steven Webb

Address:	18th Floor, Park Place, Sheikh Zayed Rd, Dubai
Tel:	00971 4706 5569
Fax:	00971 4706 5511
Attention:	Steven.Webb@RBS.com

The Agent

Barclays Bank PLC

By:	/s/ Antony Girling
Address:	5 The North Colonnade, London E14 4BB
Fax:	02077734893
Attention:	Antony Girling

The Original Lenders

Barclays Bank PLC

By:	/s/ Jane M. Rome
Address:
Tel:
Fax:
Attention:

Bank of America, N.A.

By:	/s/ Konstantin Shkonda
Address:
Tel:
Fax:
Attention:	Konstantin Shkonda Director

Bank of China Limited

By:	/s/ Huabin Wang ; /s/ Wenbo Hou
Address:	1 Lothbury, London EC2R 7DB
Tel:	+44 207 282 8824
Fax:	+44 207 282 8899
Attention:	Mr. Huabin Wang / Mr. Wenbo Hou

BNP Paribas SA

By:	/s/ Olivier Smeets	/s/ Grégoire Leforestier
Address:
Tel:
Fax:
Attention:	Olivier SMEETS Head of Metals & Mining EMEA	Grégoire LEFORESTIER Director of Metals & Mining

By:

Address:
Tel:
Fax:
Attention:

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

By:	/s/ P. Cardoen

Address:	ROPEMAKGR PLACE, 25 ROPEMAKER STREET
LONDON EC2Y 9AN
Tel:	+ 44 20 7577 1185
Fax:	+ 44 20 7577 1559
Attention:	LOAN PARTICIPATIONS

CIBC World Markets Plc

By:	/s/ Geoffrey Wilson	/s/ Andrew Bennett
	Geoffrey Wilson	Andrew Bennett
Address:	150, Cheapside, London UK EC2V 6ET
Tel:	+44(0)207 234 6175
Fax:
Attention:	HEAD OF CCP, EUROPE

Citibank, N.A., London Branch

By:	/s/ Paul Gibbs

Address:
Tel:
Fax:
Attention:

Commonwealth Bank of Australia (ABN 48 123 123 124)

By:	/s/ Debra Bakker

Address:	Level 3,150 st Georges’ Ice Perth W. Australia
Tel:	+ 61 8 9482 6387
Fax:	+ 61 8 9482 6099
Attention:	Debra Bakker

JPMorgan Chase Bank, N.A.

By:	/s/ Regis Castro

Address:
Tel:
Fax:
Attention:

Scotiabank (Ireland) Limited

By:	/s/ John R.M. Campbell	/s/ David Muldoon
Address:
Tel:
Fax:
Attention: John R.M.Campbell		David Muldoon

Sumitomo Mitsui Banking Corporation

By:	/s/ Paul Grosjean	/s/ F. Bouchat
Address:
Tel:
Fax:
Attention:	Paul GROSJEAN Joint General Manager	F. Bouchat Manager

The Royal Bank of Scotland N.V.

By:	/s/ Steven Webb
Address:	18th Floor Park Place, Sheikh Zayed Rd, Dubai
Tel:	00971 4706 5569
Fax:	00971 4706 5511
Attention:	Steven.Webb@RBS.com

Bank of Montreal Ireland plc

By:	/s/ Neil Ward	/s/ Finbarr Farrell
Address:	2 Horbour Master Place, 1 FSC, Dublin 1, Ireland
Tel:	353 6147 800
Fax:	353 6147 819
Attention:	FINBARR FARRELL Risk & Credit Manager Bank of Montreal Ireland p.l.c

HSBC Bank PLC

By:	/s/ Sevag Arevian	/s/ Stephen Brade
Address:	HSBC Bank Plc
Global Banking - Markets, L18
8 Canada Square, London E14 5HQ
Tel:	+44 (0) 20 7991 3552
Fax:	+44 (0) 20 7992 4642
Attention:	SEVAG AREVIAN	STEPHEN BRADE
	ASSOCIATE DIRECTOR, GLOBAL BANKING	HEAD OF MULTINATIONALS GLOBAL BANKING